SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
                   OF THE SECURITIES EXCHANGE ACT OF 1934
                   OR SUSPENSION OF DUTY TO FILE REPORTS
                     UNDER SECTIONS 13 AND 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number 1-14104

                     Culligan Water Technologies, Inc.
           (Exact name of registrant as specified in its charter)

              One Culligan Parkway, Northbrook, Illinois 60062
                (Address, including zip code, and telephone
                      number, including area code, of
                 registrant's principal executive offices)

                     Common Stock and associated Rights
          (Title of each class of securities covered by this Form)

                                    None
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   (x)            Rule 12h-3(b)(1)(ii)  ( )
            Rule 12g-4(a)(1)(ii)  ( )            Rule 12h-3(b)(2)(i)   ( )
            Rule 12g-4(a)(2)(i)   ( )            Rule 12h-3(b)(2)(ii)  ( )
            Rule 12g-4(a)(2)(ii)  ( )            Rule 15d-6            ( )
            Rule 12h-3(b)(1)(i)   (x)

 Approximate number of holders of record as of the certification or
 notice date:    One

        Pursuant to the requirements of the Securities Exchange Act of 1934, Culligan Water Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


 Date:  June 15, 1998                         By: /s/ Damian C. Georgino
      ---------------------                       ----------------------
                                                 Name:  Damian C. Georgino
                                                 Title: Vice President and
                                                          Corporate Secretary

 Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.